    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 24, 1997

                                                      REGISTRATION NO. 333-18971


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                PALL CORPORATION
             (Exact name of registrant as specified in its charter)


                NEW YORK                                11-1541330
     (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)                Identification No.)

                             2200 NORTHERN BOULEVARD
                           EAST HILLS, NEW YORK 11548
                                 (516) 484-5400
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                PETER SCHWARTZMAN
                                PALL CORPORATION
                             2200 NORTHERN BOULEVARD
                           EAST HILLS, NEW YORK 11548
                                 (516) 484-5400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               ------------------
                                   COPIES TO:


                              HEYWOOD SHELLEY, ESQ.
                            CARTER, LEDYARD & MILBURN
                                  2 WALL STREET
                            NEW YORK, NEW YORK 10005
                                 (212) 732-3200

                                ----------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after this Registration Statement becomes effective.


         IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

         IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

         IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

         IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

         IF THE DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                         CALCULATION OF REGISTRATION FEE



---------------------------------------------------------------------------------------------
       TITLE OF  EACH                           Proposed        Proposed
          CLASS OF                               maximum        maximum          Amount of
       SECURITIES TO           Amount to be   offering price    aggregate       registration
       BE REGISTERED           registered(1)     per unit     offering price        fee
---------------------------------------------------------------------------------------------
Common Stock,
  par value $.10 per share    250,000 shs.      $25.875(2)     $6,468,750(2)    $5,645.46(4)
---------------------------------------------------------------------------------------------
Common Share Purchase
 Rights...................    250,000 rights         --(3)             --(3)         None
=============================================================================================

---------------


(1) This Registration is hereby amended to reduce the number of shares of Common Stock and number of Rights to be registered, from 720,000 to 250,000.

(2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and the low prices ($26 and $25 3/4, respectively) of a share of the registrant's Common Stock as reported for New York Stock Exchange composite transactions on December 20, 1996.

(3) The Rights are presently attached to and transferable only with the Common Stock of the Registrant. The value, if any, attributable to the Rights to be offered is reflected in the proposed offering price of the Common Stock.

(4) This fee was paid by the Registrant on December 30, 1996, upon the original filing of this Registration Statement to register 720,000 shares of Common Stock and 720,000 Rights.
 .

PROSPECTUS

                                PALL CORPORATION


                         250,000 SHARES OF COMMON STOCK



         Pall Corporation, a New York corporation ("Pall" or the "Company"), intends to sell up to 250,000 treasury shares (the "Shares") of its Common Stock, par value $.10 per share (the "Common Stock"), through Dillon, Read & Co. Inc., as sales agent (the "Agent"), on terms to be determined at the time of sale. See "Plan of Distribution." Pall has agreed to pay the Agent a commission of five cents per Share for each agency transaction effected. In making this offering, the Agent and any other participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the compensation of the Agent and any other broker or dealer may be deemed to be underwriting discounts or commissions. The Company has agreed to indemnify the Agent against certain civil liabilities, including liabilities under the Securities Act.


         Pall reserves the sole right to accept and, together with the Agent, to reject in whole or in part any proposed purchase of the Shares.


         The Common Stock is listed on the New York Stock Exchange (symbol: PLL) and the London Stock Exchange. On January 23, 1997, the last reported sale price of a share of Common Stock for New York Stock Exchange composite transactions was $23. On January 23, 1997, without giving effect to the issuance of the Shares, the Company had issued and outstanding 115,667,615 shares of Common Stock.


         This Prospectus relates to the Shares offered hereby and to a like number of Common Share Purchase Rights (the "Rights"), which are attached to and transferrable only with the Shares. See "Description of Common Stock -- Common Share Purchase Rights."

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                THE DATE OF THIS PROSPECTUS IS JANUARY 24, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information, as well as the Registration Statement referred to below, can be inspected and copied at the Public Reference Section of the Commission's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661). Copies of such reports and information may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as from the Commission's Website at http://www.sec.gov. Such reports and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act. Reference is hereby made to the Registration Statement, as amended, and the exhibits thereto for further information with respect to Pall and the Shares offered hereby.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by Pall with the Commission (Commission File No. 1-4311) are incorporated herein by reference:

         (a) Pall's Annual Report on Form 10-K for the fiscal year ended August 3, 1996, including Amendment No. 1 thereto dated October 30, 1996;

         (b) Pall's Quarterly Report on Form 10-Q for the quarterly period ended November 2, 1996; and

         (c) The descriptions of the Common Stock and the Rights contained in the Company's Registration Statements on Form 8-A, both dated September 10, 1992, for the registration of the Common Stock and the Rights pursuant to Section 12(b) of the Exchange Act, and any updates of such descriptions contained in any registration statement, report or amendment thereto of Pall hereafter filed under the Exchange Act.

         All documents filed by Pall with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares hereby shall be deemed to be incorporated by reference in this

Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to the Investor Communications Manager, Pall Corporation, 25 Harbor Park Drive, Port Washington, New York 11050-4630 (Telephone (800) 205-7255).

                                   THE COMPANY

         Pall, a New York corporation organized in 1946, is a leading worldwide supplier of fine filters, mainly made by Pall using its high-quality filter media, and other fluid clarification equipment for the removal of solid, liquid and gaseous contaminants from a wide variety of liquids and gases. Pall's principal products are sold to the aeropower, fluid processing and healthcare industries. Pall supplies aeropower filtration products to the commercial and military aircraft market, including power generation plants and manufacturers of aluminum, steel, paper, automobiles, injection-molded parts and mobile equipment such as trucks and earthmoving machinery. These filtration products remove particulates and water from hydraulic and lubrication fluids and systems, thereby extending their useful lives, minimizing waste for disposal and increasing overall productivity. Pall's fluid processing products are used to remove microscopic and larger contaminants by producers of oil and gas, electricity, chemicals, plastics, semiconductors, photographic film, magnetic storage devices, thin film rigid discs, ink jet printers, computer terminals and disc drives. Pall's healthcare filters protect patients receiving blood transfusions and undergoing open-heart surgery, organ transplants, intravenous feeding and breathing therapy. These filters are used extensively in hospitals and in blood centers to protect from particulates, bacteria, and viral and foreign leukocyte contamination. Manufacturers of pharmaceuticals, biopharmaceuticals, blood fractions, therapeutic biologicals and food and beverages, as well as producers of diagnostic tests and users of laboratory-scale filtration devices, purchase Pall's filtration systems, validation services and proprietary membranes.

         On October 27, 1996, the Company entered into a definitive agreement (the "Merger Agreement") to acquire by merger (the "Merger") Gelman Sciences Inc., a Michigan corporation ("Gelman"). Gelman manufactures and markets a broad line of specialty microfiltration products for the separation and purification of liquids and gases. Gelman's core technologies are the manufacturing of microporous membranes which serve as a barrier, filter or separator of microscopic particles, and the packaging and sealing of these membranes into microfiltration products. Gelman's products include syringe, capsule and cartridge filters, microporous membranes and other microfiltration products. Microfiltration products with healthcare applications account for over 60% of Gelman's sales.

         In the Merger, each outstanding share of Gelman common stock (a "Gelman Share") would be converted into the right to receive shares of Common Stock. The number of shares of Common Stock to be received for each Gelman Share in the Merger (the "Exchange Ratio") will be determined by a formula based on the "Average Trading Price" of a share of Common Stock. The "Average Trading Price" means the average of the closing sales prices of a share of Common Stock for New York Stock Exchange composite transactions during the 30 New York Stock Exchange trading days preceding the third trading day before the Special Meeting of the Gelman stockholders scheduled to occur on February 3, 1997, at which the approval of the Merger will be considered (the "Special Meeting"). If the Average Trading Price is between $25.29 and $27.96, Gelman shareholders will receive for each Gelman Share a number of shares of Common Stock (between 1.1804 and 1.3047 shares) having a value of $33.00 based on the Average

Trading Price. If the Average Trading Price is $27.96 or more, Gelman shareholders will receive 1.1804 shares of Common Stock for each Gelman Share. If the Average Trading Price is $25.29 or less, Gelman shareholders will receive
1.3047 shares of Common Stock for each Gelman Share. The Gelman Board of Directors will have the right to terminate the Merger Agreement if the Average Trading Price is less than $21.00.

         If the Merger is approved by the Gelman shareholders at the Special Meeting, the Merger will be effected as soon as practicable thereafter, upon the satisfaction of certain other conditions to the Merger set forth in the Merger Agreement.

         Pall's principal executive offices are located at 2200 Northern Boulevard, East Hills, New York 11548; telephone (516) 484-5400.


                                 USE OF PROCEEDS

          The Company intends to use the net proceeds from the sale of the Shares for general corporate purposes, which may include reduction of debt, funding Pall's capital expenditure program and working capital.


                   MARKET PRICES OF COMMON STOCK AND DIVIDENDS

         The principal market on which the Common Stock is traded is the New York Stock Exchange under the symbol "PLL." The Common Stock is also listed on the London Stock Exchange. The following table presents the high and low sales prices of a share of Common Stock during the past two calendar years as reported for New York Stock Exchange composite transactions:


                                                         HIGH           LOW
                                                        -------       -------
1994
----
Fourth quarter....................................      $19 3/4       $16 5/8

1995
----
First quarter ....................................       21 3/4        18 3/8
Second quarter....................................       24            20 3/8
Third quarter.....................................       23 7/8        20 1/8
Fourth quarter....................................       27 7/8        21 7/8

1996
----
First quarter ....................................       29 3/8        23 1/4
Second quarter....................................       29 1/4        22 7/8
Third quarter ....................................       28 1/4        19 5/8
Fourth quarter ...................................       28            24 1/2

1997
----
First quarter (through January 23) ...............       26 1/8        22 3/8

         See the cover page of this Prospectus for a recent sale price of the Common Stock.

         The Company paid cash dividends on its Common Stock during fiscal 1995, 1996 and the first quarter of fiscal 1997 at the following quarterly rates:
$0.0925 per share in the first quarter of fiscal 1995, $0.1050 from the second quarter of fiscal 1995 through the first quarter of fiscal 1996, and $0.1225 from the second quarter of fiscal 1996 through the first quarter of fiscal 1997 (the quarter ended November 2, 1996) . There can be no assurance as to the frequency and amount of future dividends.


                            PRO FORMA FINANCIAL DATA

         The following unaudited pro forma combined condensed financial statements give effect to the Merger as of November 2, 1996 on a pooling-of-interests basis. The pro forma combined consolidated balance sheet combines the consolidated balance sheet of Pall at November 2, 1996 with the consolidated balance sheet of Gelman at October 31, 1996. The pro forma combined condensed statements of earnings for the fiscal years ended July 30, 1994, July 29, 1995 and August 3, 1996, and the quarters ended November 2, 1996, and October 28, 1995, combine Pall's historical consolidated statement of earnings for each of such periods then ended with Gelman's historical consolidated statement of earnings for each of Gelman's three fiscal years in the period ended July 31, 1996, and the quarters ended October 31, 1996, and October 31, 1995.

         The pro forma combined condensed statements of earnings are not necessarily indicative of the operating results which would have been achieved had Pall and Gelman been combined during such periods and should not be construed as representative of future operations.

         These pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements and the notes thereto of Pall which are incorporated by reference in this Prospectus.

                                PALL CORPORATION

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET


                                                                  AS OF NOVEMBER 2, 1996
                                             --------------------------------------------------------------
                                                       HISTORICAL
                                             ------------------------       PRO FORMA            PRO FORMA
                                                PALL           GELMAN      ADJUSTMENTS            COMBINED
                                             ----------       -------      -----------           ----------
                                                                  (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents ..........       $   11,874       $ 8,787       $ 18,913(1)(2)       $   39,574
  Short-term investments .............           74,900            --                                74,900
  Accounts receivable, net ...........          206,418        25,655                               232,073
  Inventories ........................          209,360        11,037          2,824(3)             223,221
  Deferred income taxes ..............           16,500         1,122                                17,622
  Prepaids and other current assets ..           25,314         3,485                                28,799
                                             ----------       -------       --------             ----------
Total current assets .................          544,366        50,086         21,737                616,189
Property, plant and equipment ........          777,091        76,371                               853,462
Less: Accumulated depreciation and
   amortization ......................          301,843        42,135                               343,978
                                             ----------       -------       --------             ----------
Property, plant and equipment, net ...          475,248        34,236                               509,484
Other assets .........................          139,085         2,050                               141,135
                                             ----------       -------       --------             ----------
Total assets .........................       $1,158,699       $86,372       $ 21,737             $1,266,808
                                             ==========       =======       ========             ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable ......................       $  119,977       $    --                            $  119,977
  Accounts payable ...................           49,531         5,134                                54,665
  Accrued liabilities ................           81,656         6,829                                88,485
  Income taxes .......................            7,556            --       $    988(3)               8,544
  Current portion of long-term debt ..           16,360           159                                16,519
  Dividends payable ..................           14,104            --                                14,104
                                             ----------       -------       --------             ----------
Total current liabilities ............          289,184        12,122            988                302,294
Long-term debt, net of current portion           47,004         7,809                                54,813
Deferred income taxes ................           37,542           670                                38,212
Other non-current liabilities ........           39,447         2,720                                42,167
                                             ----------       -------       --------             ----------
Total liabilities ....................          413,177        23,321            988                437,486

                                                                  AS OF NOVEMBER 2, 1996
                                             --------------------------------------------------------------
                                                       HISTORICAL
                                             ------------------------       PRO FORMA            PRO FORMA
                                                PALL           GELMAN      ADJUSTMENTS            COMBINED
                                             ----------       -------      -----------           ----------
                                                                  (IN THOUSANDS)
Stockholders' equity:
  Share capital...........................       65,504        38,796          2,520(2)             106,820
  Retained earnings.......................      733,358        25,174          3,109(1)(3)          761,641
  Treasury stock..........................      (47,361)           --         15,120(2)             (32,241)
  Foreign currency translation adjustment.        6,749          (769)                                5,980
  Minimum pension liability adjustment....       (4,645)           --                                (4,645)
  Stock option loans......................       (8,085)         (150)                               (8,235)
  Cumulative unrealized gain on
      investments.........................            2            --                                     2
                                             ----------       -------       --------             ----------
Total stockholders' equity................      745,522        63,051         20,749                829,322
                                             ----------       -------       --------             ----------
Total liabilities and stockholders' equity   $1,158,699       $86,372       $ 21,737             $1,266,808
                                             ==========       =======       ========             ==========

SEE NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.

                                PALL CORPORATION

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS



                                                                       QUARTER ENDED NOVEMBER 2, 1996
                                                   ---------------------------------------------------------------------
                                                          HISTORICAL
                                                   -------------------------          PRO FORMA                PRO FORMA
                                                      PALL           GELMAN         ADJUSTMENTS(4)              COMBINED
                                                   ---------        --------        --------------             ---------
                                                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA:
Net sales ..................................       $ 207,456        $ 28,335                                   $ 235,791
Cost of sales ..............................          82,983          15,265                                      98,248
Selling, general and administrative expenses          83,362          10,486                                      93,848
Research and development ...................          11,680           1,458                                      13,138
Interest expense, net ......................             630             128                                         758
Merger-related expenses ....................              --           3,911 (7)                                   3,911
                                                   ---------        --------                                   ---------
Total costs and expenses ...................         178,655          31,248                                     209,903
                                                   ---------        --------                                   ---------
Earnings before income taxes ...............          28,801          (2,913)                                     25,888
Income taxes ...............................          (8,641)             37                                      (8,604)
                                                   ---------        --------                                   ---------
Net earnings ...............................       $  20,160        $ (2,876)                                  $  17,284
                                                   =========        ========                                   =========
EARNINGS PER SHARE:
Net earnings per share .....................       $    0.18        $  (0.36)                                  $    0.14
Average number of shares outstanding .......         115,045           7,974         2,963(2)(5)                 125,982



                                                                        QUARTER ENDED OCTOBER 2, 1996
                                                   ---------------------------------------------------------------------
                                                          HISTORICAL
                                                   -------------------------          PRO FORMA                PRO FORMA
                                                      PALL           GELMAN         ADJUSTMENTS(4)              COMBINED
                                                   ---------        --------        --------------             ---------
                                                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA:
Net sales.......................................   $ 191,550        $ 27,335                                   $ 218,885
Cost of sales...................................      75,554          13,493                                      89,047
Selling, general and administrative expenses....      78,551           9,287                                      87,838
Research and development........................      10,928           1,491                                      12,419
Interest expense, net...........................         791             154                                         945
                                                   ---------        --------                                   ---------
Total costs and expenses........................     165,824          24,425                                     190,249
                                                   ---------        --------                                   --------
Earnings before income taxes....................      25,726           2,910                                      28,636
Income taxes....................................      (7,974)           (988)                                     (8,962)
                                                   ---------        --------                                   ---------
Net earnings....................................   $  17,752        $  1,922                                   $  19,674
                                                   =========        ========                                   =========

EARNINGS PER SHARE:
Net earnings per share..........................   $    0.16        $   0.24                                   $    0.16
Average number of shares outstanding............     114,446           8,145         2,670(2)(5)                 125,261

SEE NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.

                                PALL CORPORATION

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS

                                                                 FOR THE FISCAL YEAR ENDED AUGUST 3, 1996
                                                   ------------------------------------------------------------------
                                                           HISTORICAL
                                                   --------------------------       PRO FORMA              PRO FORMA
                                                      PALL           GELMAN        ADJUSTMENTS             COMBINED
                                                   ---------        ---------      -----------            -----------
                                                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA:
Net sales ..................................       $ 960,376        $ 112,057                             $ 1,072,433
Cost of sales ..............................         372,864           56,864        $   137(3)               429,865
Selling, general and administrative expenses         338,726           39,645           (570)(1)              377,801
Research and development ...................          47,514            6,258                                  53,772
Interest expense, net ......................           3,418              607                                   4,025
Pollution-related expense ..................              --            2,800                                   2,800
                                                   ---------        ---------        -------              -----------
Total costs and expenses ...................         762,522          106,174           (433)                 868,263
                                                   ---------        ---------        -------              -----------
Earnings before income taxes ...............         197,854            5,883            433                  204,170
Income taxes ...............................         (59,356)          (1,547)          (152)(1)(3)           (61,055)
                                                   ---------        ---------        -------              -----------
Net earnings ...............................       $ 138,498        $   4,336        $   281              $   143,115
                                                   =========        =========        =======              ===========
EARNINGS PER SHARE:
Net earnings per share .....................       $    1.21        $    0.53                             $      1.14
Average number of shares outstanding .......         114,839            8,255          2,696(2)(5)            125,790


                                                                     FISCAL YEAR ENDED JULY 29, 1995
                                                   ----------------------------------------------------------------
                                                         HISTORICAL
                                                   --------------------------       PRO FORMA             PRO FORMA
                                                      PALL            GELMAN       ADJUSTMENTS            COMBINED
                                                   ---------        ---------      -----------            ---------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA:
Net sales ..................................       $ 822,823        $ 103,503                             $ 926,326
Cost of sales ..............................         305,287           50,070        $  (405)(3)            354,952
Selling, general and administrative expenses         301,686           36,634           (720)(1)            337,600
Research and development ...................          45,142            5,498                                50,640
Interest expense, net ......................           3,004            1,314                                 4,318
                                                   ---------        ---------        -------              ---------
Total costs and expenses ...................         655,119           93,516         (1,125)               747,510
                                                   ---------        ---------        -------              ---------
Earnings before income taxes and
   cumulative effect of an accounting change         167,704            9,987          1,125                178,816
Income taxes ...............................         (48,488)          (3,365)          (394)(1)(3)         (52,247)
                                                   ---------        ---------        -------              ---------
Earnings before cumulative effect of an
   accounting change .......................         119,216            6,622            731                126,569
Cumulative effect of an accounting change ..            (780)              --                                  (780)
                                                   ---------        ---------        -------              ---------
Net earnings ...............................       $ 118,436        $   6,622        $   731              $ 125,789
                                                   =========        =========        =======              =========
EARNINGS PER SHARE:
Earnings before cumulative effect of an
   accounting change .......................       $    1.04        $    0.92                             $    1.01
Cumulative effect of an accounting change ..           (0.01)              --                                 (0.01)
                                                   ---------        ---------                             ---------
Net earnings per share .....................       $    1.03        $    0.92                             $    1.00
                                                   =========        =========                             =========
Average number of shares outstanding .......         115,184            7,235          2,452(2)(5)          124,871

SEE NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.

                                PALL CORPORATION

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS

                                                                      FISCAL YEAR ENDED JULY 30, 1994
                                                   ------------------------------------------------------------------
                                                           HISTORICAL
                                                   --------------------------        PRO FORMA              PRO FORMA
                                                      PALL            GELMAN        ADJUSTMENTS             COMBINED
                                                   ---------        ---------       -----------             ---------
                                                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA:
Net sales ..................................       $ 700,848        $  94,963                               $ 795,811
Cost of sales ..............................         257,624           47,253        $    (336)(3)            304,541
Selling, general and administrative expenses         261,289           33,607             (668)(1)            294,228
Research and development ...................          41,283            4,877                                  46,160
Interest expense, net ......................           1,858            1,689                                   3,547
Restructuring and other charges ............           3,696               --                                   3,696
                                                   ---------        ---------        ---------              ---------
Total costs and expenses ...................         565,750           87,426           (1,004)               652,172
                                                   ---------        ---------        ---------              ---------
Earnings before income taxes and
extraordinary loss .........................         135,098            7,537            1,004                143,639
Income taxes ...............................         (36,176)          (2,600)            (351)(1)(3)         (39,127)
                                                   ---------        ---------        ---------              ---------
Earnings before extraordinary loss .........          98,922            4,937              653                104,512
                                                                                                            =========
Extraordinary loss .........................              --             (183)                                   (183)
                                                   ---------        ---------        ---------              ---------
Net earnings ...............................       $  98,922        $   4,754        $     653              $ 104,329
                                                   =========        =========        =========              =========
EARNINGS PER SHARE:
Earnings before extraordinary loss .........       $    0.86        $    0.78                               $    0.84
Extraordinary loss .........................              --            (0.03)                                     --
                                                   ---------        ---------                               ---------
Net earnings per share .....................       $    0.86        $    0.75                               $    0.84
                                                   =========        =========                               =========
Average number of shares outstanding .......         115,678            6,307            2,230(2)(5)          124,215

SEE NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.

                 NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

1. The pro forma combined condensed financial statements have been adjusted for the following items and the related income tax computed at the federal statutory rate, which are directly attributable to the Merger and are expected to have a continuing impact on the merged operations: (a) elimination of Gelman's specific public company costs, including shareholder reporting, share registry and directors' fees, and (b) the employment agreements which were negotiated in conjunction with the Merger. Except as described above, the pro forma combined condensed financial statements do not reflect cost savings and synergies that are expected to result from the Merger. Although savings from synergies are expected, there can be no assurance any such savings will be realized.

2. The pro forma combined condensed financial statements for the periods presented reflect a sale of 720,000 shares of Common Stock from treasury prior to the Merger, as a condition to qualifying for pooling-of-interests accounting.

3. Pro forma adjustments have been made to conform the inventory accounting policies of Pall and Gelman. The impact of converting from the LIFO method of accounting for inventory to the FIFO method and the related income tax computed at the federal statutory rate is reflected in the respective statements of earnings and the balance sheet.

4. Pro forma adjustments are not reflected in the pro forma combined condensed statements of earnings for the quarters ended November 2, 1996, and October 28, 1995 (except the average number of shares outstanding), as such adjustments would not be material.

5. The pro forma combined condensed financial statements reflect an Exchange Ratio of 1.2394 shares of Common Stock for each Gelman Share, which is the Exchange Ratio that would apply if the Average Trading Price were $26.625, the midpoint between the range of $25.29 and $27.96 in the Exchange Ratio formula. See "The Company." The actual number of shares of Common Stock to be issued will be determined by (i) the number of Gelman Shares outstanding at the Effective Time, and (ii) the Average Trading Price of a share of Common Stock, as set forth in the Merger Agreement. Certain amounts in the historical financial statements of Gelman and Pall have been reclassified in these financial statements.

6. On a combined basis, there were no material transactions between Pall and Gelman for the periods presented.


7. It is expected that the combined company will incur charges to earnings, currently estimated to be about $11.0 million (excluding $3.9 million of expenses incurred by Gelman in connection with the termination of a proposed merger transaction with Memtec Limited, which expenses are included in the historical condensed statement of earnings of Gelman for the quarter ended October 31, 1996) to reflect transaction fees and costs incident to the Merger and "change of control" payments to certain executive officers of Gelman. This $11.0 million estimated charge is not reflected in the pro forma combined financial statements. Savings from the Merger are expected to be in the range of $8.0 million to $10.0 million per annum, consisting of reductions in salaries, benefits and manufacturing costs. Such projected savings are not reflected in the pro forma combined financial statements. These amounts are preliminary and, therefore, are subject to change.



                           DESCRIPTION OF COMMON STOCK


         The authorized capital stock of Pall consists of 500,000,000 shares of Common Stock, par value $0.10 per share (the "Common Stock"), of which 115,667,615 shares were issued and outstanding on January 23, 1997. The rights of the holders of Common Stock are governed by the Business Corporation Law of the State of New York (the "NYBCL") and Pall's certificate of incorporation and by-laws.


         Holders of Common Stock are entitled to receive dividends when and as declared by Pall's Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of Pall, holders of Common Stock would be entitled to share ratably in all corporate assets available for distribution to shareholders. The holders of Common Stock are not subject to further calls or assessments by Pall and have no preemptive, subscription or conversion rights. The Common Stock is not redeemable.

VOTING RIGHTS

         The holders of Common Stock are entitled to one vote per share on all matters submitted to shareholders, and the holders of a majority of the outstanding shares constitute a quorum at any meeting of shareholders.

         Directors of Pall are elected by a plurality of the votes cast at a meeting of shareholders. The Common Stock does not have cumulative voting rights; therefore, the holders of a majority of the outstanding shares of Common Stock can elect all directors of Pall.

         In general, shareholder action other than the election of directors must be authorized by a majority of the votes cast at a meeting of shareholders. However, the NYBCL provides that certain extraordinary matters, such as a merger or consolidation in which Pall is a constituent corporation, a sale or other disposition of all or substantially all of Pall's assets, and the dissolution of Pall, would require the vote of the holders of two-thirds of all outstanding shares. Most amendments to Pall's certificate of incorporation require the vote of the holders of a majority of all outstanding shares.

CLASSIFICATION OF THE BOARD

         The Pall by-laws provide that the Board of Directors (currently comprised of twelve persons) shall be divided into three classes of directors serving staggered three-year terms, such classes being as nearly equal in number as possible. As a result, one-third of Pall's Board of Directors is elected each year.

FAIR PRICE PROVISIONS

         Pall's certificate of incorporation contains provisions designed to assure fair treatment for all shareholders of Pall in certain "Business Combinations" involving a "Related Party," defined as either the beneficial owner of 20% or more of the securities entitled to vote in the election of Pall's directors, or an affiliate of Pall who was the beneficial owner of 20% or more of such securities at any time within the preceding five years. "Business Combination" is defined broadly to include (i) any merger or consolidation of Pall or any of its subsidiaries into or with a Related Person or its affiliates,
(ii) any sale or other disposition of more than 5% in value of the consolidated assets of Pall and its subsidiaries to a Related Person or its affiliates, or more than 5% of the assets of a Related Person to Pall or its subsidiaries,
(iii) certain issuances and transfers by Pall or its subsidiaries of their respective securities to a Related Person, and (iv) any reclassification of securities, recapitalization, reorganization or similar transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity security of Pall or its subsidiaries which is directly or indirectly owned by a Related Person.

         Any Business Combination is subject to the prior approval of the holders of not less than 85% of all outstanding shares of Common Stock unless certain fair price and procedural requirements are met. Approval by the holders of not less than 85% of the outstanding shares of Common Stock is also required to amend or repeal the provisions in Pall's certificate of incorporation relating to Business Combinations, unless at least 75% of certain "continuing" directors of Pall shall recommend such amendment or repeal, in which case the approval of only the holders of a majority of the outstanding shares of Common Stock would be required under the NYBCL to amend or repeal such provisions.

         In addition, under Section 912 of the NYBCL, Pall may not engage in a "business combination" (the statutory definition of which is similar to that in the Pall Certificate) with an "interested shareholder" (the statutory definition of which is similar to the definition of "Related Party" in Pall's certificate of incorporation) for a period of five years after the interested shareholder becomes such, unless the business combination or the purchase of stock by means of which the interested shareholder becomes such is approved by Pall's Board of Directors in advance of such stock purchase. After the five-year period, an interested shareholder may engage in a business combination with Pall only if
(i) the business combination is approved after the five-year period by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock not beneficially owned by the interested shareholder and its affiliates and associates, or (ii) the value of the aggregate consideration to be paid by the interested shareholder in connection with the business combination satisfies certain formulas specified in the statute, and the interested shareholder, after becoming such, has not acquired any additional shares of Common Stock, except as provided in the statute.

COMMON SHARE PURCHASE RIGHTS

         On November 17, 1989, the Pall Board of Directors, pursuant to a favorable advisory vote of Pall's shareholders, adopted a Shareholders Rights Plan and pursuant thereto declared a dividend of one Common Share Purchase Right (a "Right") for each outstanding share of Common Stock. The dividend distribution was made to the holders of record of Common Stock outstanding on December 1, 1989, and is being made with respect to all shares of Common Stock issued thereafter until the earliest to occur of the Distribution Date (as defined below), the date on which the Rights are redeemed, and the expiration date of the Rights (December 1, 1999, unless the expiration date is extended).

         The "Distribution Date" is defined as the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (other than Pall, any subsidiary of Pall, any employee benefit plan of Pall or of any subsidiary of Pall, or any entity holding Common Stock for or pursuant to the terms of such plan) has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock (such person or group being defined as the "Acquiring Person"), or (ii) 10 business days (or later date as may be determined by action of Pall's Board prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group (other than Pall, any subsidiary of Pall, any employee benefit plan of Pall or of any subsidiary of Pall, or any entity holding Common Stock for or pursuant to the terms of such plan) of 20% or more of such outstanding shares of Common Stock.

         Until the Distribution Date, the Rights (i) will not be exercisable,
(ii) will be evidenced by the certificates for the Common Stock registered in the names of the holders thereof and not by separate Rights certificates, and
(iii) will be transferable with and only with the Common Stock, and one Right will be associated with each share of Common Stock, subject to adjustments in certain events. Each Right, when it becomes exercisable, will entitle the registered holder to purchase from Pall one share of Common Stock at a price of $60, which price reflects stock splits declared from November 17, 1989, through the date of this Prospectus, and is subject to further adjustment in certain events (the "Purchase Price"). As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         In the event that Pall is acquired by any person in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that (i) any person becomes an Acquiring Person, or (ii) during such time as there is an Acquiring Person, there shall be a reclassification of securities or a recapitalization or a reorganization of Pall or other transaction or series of transactions involving Pall which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Pall or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock (or other securities, cash or property) having a market value of two times the exercise price of the Right.

         At any time after any person becomes an Acquiring Person and prior to the acquisition by a person or group (other than Pall, any employee benefit plan of Pall or of any subsidiary of Pall, or any entity holding shares of Common Stock for or pursuant to the terms of such plan) of beneficial ownership of 50% or more of the outstanding shares Common Stock (other than shares into which nonvoting securities of Pall beneficially owned by such person or group can be converted), the Board of Directors of Pall may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

         At any time prior to such time as any person or group becomes an Acquiring Person, the Board of Directors of Pall may redeem the Rights in whole, but not in part, at a price of one-third of a cent per Right, which price reflects stock splits declared from November 17, 1989, through the date of this Proxy Statement-Prospectus and is subject to further adjustment in certain events (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         The terms of the Rights may be amended by the Board of Directors of Pall without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Pall, including, without limitation, the right to vote or to receive dividends.

                              PLAN OF DISTRIBUTION


         The Shares offered hereby are to be sold through the Agent by means of
(a) ordinary brokers' transactions on the floor of any exchange on which the Shares may be admitted to trading (the "Exchanges"), (b) block transactions (which may involve crosses) in accordance with the rules of the Exchanges, in which the Agent may attempt to sell Shares as agent but may purchase and resell all or a portion of the block as principal, (c) "fixed price offerings" off the floors of the Exchanges or "exchange distributions" and "special offerings" of Shares pursuant to and in accordance with the rules of the Exchanges, or (d) a combination of any such methods of sale, in each case on the Exchanges, in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Agent may, with the consent of the Company, sell any or all of the Shares offered hereby. In connection therewith, distributors' or sellers' commissions may be paid or allowed which will not exceed those customary in the types of transactions involved. Pall has agreed to pay the Agent a commission of five cents per Share for each agency transaction effected. If the Agent purchases Shares as principal, it may resell such shares by any available method of sale described above.


          In the event that the Agent should conduct a "fixed price offering" of the Shares off the floors of the Exchanges, the Agent as principal would purchase a block of Shares from the Company and would form a group of selected dealers to participate in the resale of the Shares. Any such offering, or any "special offering" or "exchange distribution" by the Agent, would be described in a supplement to this Prospectus setting forth the terms of the offering and the number of Shares being offered.

          In making this offering, the Agent and any other participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and the compensation of the Agent and any other broker or dealer may be deemed to be underwriting commissions or discounts. The Company has agreed to indemnify the Agent and certain of its affiliates against certain liabilities, including liabilities under the Securities Act.

         All of the expenses of the offering of the Shares will be paid by Pall. Such expenses (not including brokers' commissions and other underwriting compensation) are estimated at $30,000.


                                  LEGAL MATTERS

          Certain legal matters with respect to the Shares and Rights offered hereby will be passed upon for the Company by Carter, Ledyard & Milburn, New York, New York. Heywood Shelley, a member of the firm of Carter, Ledyard & Milburn, is a director of the Company, owns 3,500 shares of Common Stock and has options exercisable within 60 days of the date hereof to purchase 33,333 shares of Common Stock.

                                     EXPERTS

         The consolidated financial statements of the Company and its subsidiaries incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the fiscal year ended August 3, 1996, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUM STANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PALL SINCE THE DATE HEREOF.

                                  ------------

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information.......................................................2
Incorporation of Certain
    Documents by Reference..................................................2
The Company  ...............................................................4
Use of Proceeds............................................................ 5
Market Prices of Common Stock
    and Dividends.......................................................... 5
Pro Forma Financial Data................................................... 6
Description of Common Stock................................................13
Plan of Distribution.......................................................17
Legal Matters..............................................................17
Experts....................................................................18






                                      PALL
                                   CORPORATION







                                 250,000 Shares


                                  Common Stock





                             -----------------------
                                   PROSPECTUS


                                JANUARY 24, 1997


                             -----------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS











ITEM 16. EXHIBITS

         The index to exhibits appears immediately following the signature pages of this Registration Statement.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to Registration Statement to be signed on its behalf by the under signed, thereunto duly authorized, in the Village of East Hills, State of New York, on the 24th day of January, 1997.



                                     PALL CORPORATION



                                     By: /s/Jeremy Hayward-Surry
                                        ----------------------------------------
                                         Jeremy Hayward-Surry
                                        President, Treasurer and
                                            Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed on January 24, 1997, by the following persons in the capacities indicated.



         Signature                               Title
         ---------                               -----


              *
----------------------------    Chairman and Chief Executive
         Eric Krasnoff            Officer (Principal Executive
                                  Officer) and Director



/s/Jeremy Hayward-Surry
----------------------------    President, Treasurer and Chief Financial Officer
     Jeremy Hayward-Surry         (Principal Financial Officer) and Director

/s/ Peter Schwartzman
----------------------------    Chief Accountant
         Peter Schwartzman        (Principal Accounting Officer)



              *
----------------------------    Director
     Abraham Appel




              *
----------------------------    Director
     Ulric Haynes, Jr.




              *
----------------------------    Director
     Edwin W. Martin, Jr.



              *
----------------------------    Director
     David B. Pall




              *
----------------------------    Director
     Katharine L. Plourde





              *
----------------------------    Director
  Chesterfield F. Seibert




              *
----------------------------    Director
     Heywood Shelley




              *
----------------------------    Director
     Alan B. Slifka

              *
----------------------------    Director
    James D. Watson




              *
----------------------------    Director
    Derek T.D. Williams




* By: /s/ Peter Schwartzman
      ----------------------
          Peter Schwartzman
          Attorney-in-Fact

                                INDEX TO EXHIBITS


EXHIBIT
 NUMBER                              EXHIBIT
-------                              -------
   2*     -    Agreement and Plan of Reorganization and Merger, made on
               October 27, 1996, by and among Pall Corporation, Pall
               Acquisition Corporation and Gelman Sciences Inc., filed as Exhibit A to the Proxy Statement-Prospectus constituting Part I of the Registrant's Registration
               Statement on Form S-4, Registration No. 333-17417. The copy so included does not include the schedule to the Agreement and Plan of Reorganization and Merger listed in the table of contents thereto. The Registrant undertakes to furnish such schedule to the Commission upon its request.

   4*     -    Rights Agreement dated as of November 17, 1989, between the
               Registrant and United States Trust Company of New York, as
               Rights Agent, filed as Exhibit I to the Registrant's Registration
               Statement on Form 8-A (File No. 1-4311) dated September 10,
               1992, for the registration of the Common Share Purchase Rights pursuant to Section 12(b) of the Securities Exchange Act of 1934.


   5**    -    Opinion of Carter, Ledyard & Milburn with respect to the
               securities being registered hereunder.


  23(a)   -    Consent of KPMG Peat Marwick LLP.


  23(b)** -    Consent of Carter, Ledyard & Milburn (included in Exhibit 5).



  24**    -    Powers of Attorney.


--------

         *Incorporated herein by reference.
        **Previously filed with this Registration Statement.

--------